Exhibit 10.1

FLOATING RATE NOTE
Successor to
GTE Consumer Services Incorporated
Promissory Note Due September 30, 2009
(Sold by GTE Corporation to Verizon Global Funding Corp
November 29, 2002)

Principal Sum:	July 1, 2005
$ 2,431,018,220.92

     FOR VALUE RECEIVED, the undersigned, Cellco Partnership, a Delaware general partnership (herein “Borrower”) hereby promises to pay to the order of Verizon Global Funding Corp., a Delaware corporation (herein “Lender”), in same day funds in lawful money of the United States at its offices at 3900 Washington Street, 2nd Floor, Wilmington, Delaware 19802 or such other place as Lender may from time to time designate, the principal sum of Two Billion Four Hundred Thirty-One Million Eighteen Thousand Two Hundred Twenty Dollars and Ninety-Two Cents ($2,431,018,220.92) (the “Principal Sum”), or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by Lender to Borrower under this Floating Rate Note, on August 1, 2009 (the “Maturity Date”) together with interest thereon from the date borrowed until paid in full.

     For the purposes of this Floating Rate Note, the following terms shall have the meanings set forth to the right thereof:

Borrower Affiliated Group	Borrower and all affiliates and subsidiaries of Borrower but shall exclude Verizon Communications Inc., Vodafone Group Plc and their respective affiliates (other than any entity that is an affiliate solely by virtue of Borrower being an affiliate of Verizon Communications Inc. or Vodafone Group Plc).

Fixed Rate Note	That certain Fixed Rate Note dated July 1, 2005 executed by Borrower in favor of the Lender.

Lender Affiliated Group	Lender, Verizon Communications Inc. and direct and indirect wholly- owned subsidiaries of Verizon Communications Inc.

Libor Note	That certain Promissory Note dated February 18, 2005 executed by borrower in favor of Lender.

Permitted
Acquisition Indebtedness
Indebtedness of the Borrower Affiliate Group evidenced by bonds, debentures, notes or similar instruments on which interest charges are customarily paid, owed to persons or entities other than the Lender Affiliated Group authorized by Cellco Partnership Board of Representatives for the sole purpose of financing (i) any business, entity or assets constituting a business unit, or (ii) any spectrum-related rights or assets, in each case, in any transaction or related group of transactions the cash consideration plus any debt assumed as part of such transaction (aggregated in the case of a related group of transactions) for which is in each case in excess of $3,000,000,000.

Permitted
Incremental Indebtedness	Indebtedness of the Borrower Affiliate Group evidenced by bonds, debentures, notes or similar instruments on which interest charges are customarily paid, owed to persons or entities other than the Lender Affiliated Group only during such time that the indebtedness under the Fixed Rate Note exceeds $8,700,000,000, the indebtedness under this Floating Rate Note is $2,431,018,220.92, and prior to February 28, 2008, the indebtedness under the Libor Note is $6,500,000,000.

Specified Indebtedness	All indebtedness of the Borrower Affiliated Group evidenced by bonds, debentures, notes or similar instruments on which interest charges are customarily paid, owed to persons or entities other than the Lender Affiliated Group, provided however Specified Indebtedness would not include (i) amounts owed to the federal government in connection with the auction of spectrum or (ii) indebtedness assumed by the Borrower Affiliate Group in connection with an acquisition of an equity interest in a business entity (provided that such indebtedness was not raised by the business entity in contemplation of the acquisition), (iii) Permitted Acquisition Indebtedness, or (iv) Permitted Incremental Indebtedness. For the avoidance of doubt, Specified Indebtedness shall also not include (a) letters of credit, performance bonds, bid bonds and other obligations of a like nature, (b) liabilities arising in connection with taxes, judgments, guarantees or indemnities, (c) any derivative transaction, and (d) indebtedness arising in connection with any employee benefit plan.

Effective Date	July 1, 2005

      As more fully described below, the principal amount of this Floating Rate Note that shall be outstanding from time to time shall bear interest until paid in full at a rate per annum equal to One-Month LIBOR plus a spread of 20 basis points as in effect for each interest period. One-Month LIBOR will be the offered rate for deposits in U.S. dollars having a one-month maturity on the first Business Day of each calendar month as such rate appears on the Bloomberg Professional service maintained by Bloomberg L.P. as of 11 a.m. London time on the determination date, or on such other computer service or publication of national standing as may be chosen by Lender from time to time. The initial interest rate in effect for borrowings (i) from the day and year first above written to August 1, 2005 shall be 3.54% and (ii) from August 2, 2005 to September 1, 2005 shall be 3.73% . The interest rate shall be adjusted on the first Business Day of each month (which, for purposes of this Floating Rate Note, shall mean a day of the year on which banks are not required or authorized by law to close in the State of New York, and on which dealings are carried on in the London interbank market). Interest shall be computed based on the average daily balance of all amounts borrowed under this Floating Rate Note during a calendar month, on the basis of a 360-day year for the actual number of days elapsed. Interest shall be due, owing and payable on the first business day of each month with respect to the interest accrued and not previously paid during the prior month. If a date on which any payment of principal or interest under this Floating Rate Note is required to be made is a Legal Holiday (which for purposes of this Floating Rate Note shall mean a Saturday, Sunday or day on which banking institutions in the State of New York are not required to be open), then such payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period with respect to such payment.

     Prior to the Maturity Date, Borrower shall have the right from time to time to prepay the unpaid principal sum or any portion thereof under this Floating Rate Note, plus all interest accrued thereon plus all other sums due and payable to Lender without penalty, provided that such prepayment shall not be directly or indirectly from the proceeds of Specified Indebtedness, Permitted Acquisition Indebtedness or Permitted Incremental Indebtedness.

      The occurrence of one or more of any of the following shall constitute an “Event of Default” under this Floating Rate Note:

(a)	Borrower fails to pay interest on this Floating Rate Note for five days after payment is due or principal on this Floating Rate Note when due;

(b)	Borrower fails to comply with any covenant or other agreement specified in this Floating Rate Note within five days following written notice by Lender (which shall state that such notice is a “Notice of Default,” specify the nature of the Event of Default and demand that it be remedied), except as otherwise specifically provided in this Floating Rate Note;

(c)	The Borrower Affiliated Group shall maintain Specified Indebtedness to persons or entities other than the Lender Affiliated Group which shall exceed in the aggregate $2,700,000,000 (the “Debt Cap”) prior to December 31, 2008, provided however, that the Specified Indebtedness owed to persons or entities other than the Lender Affiliated Group may exceed the Debt Cap prior to December 16, 2006 if and only if the proceeds from indebtedness incurred on or after the Effective Date which would cause the Borrower Affiliated Group to exceed the Debt Cap are directly or indirectly applied to repay those certain $2,500,000,000 5.375% Notes due December 15, 2006 executed by the Borrower on December 12, 2001;

(d)	The Borrower Affiliated Group shall maintain any outstanding Specified Indebtedness to persons or entities other than the Lender Affiliated Group on or after December 31, 2008;

(e)	An event of default shall exist and be continuing under (i) any indebtedness for borrowed money of the Borrower Affiliated Group to the Lender Affiliated Group or (ii) any other indebtedness for borrowed money of the Borrower Affiliated Group and the maturity of such indebtedness shall have been accelerated as a result thereof in an outstanding amount exceeding $300,000,000;

(f)	Verizon Communications Inc. or any subsidiary thereof, shall no longer have the power to appoint a majority of the Board of Representatives of Borrower;

(g)	Borrower shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt, insolvent or file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if action shall be taken by Borrower for the purposes of effecting any of the foregoing; or

(h)	Any order, judgment or decree shall be entered by any court of competent jurisdiction, approving a petition seeking reorganization of Borrower or all or a substantial part of the assets of Borrower, or appointing a receiver, trustee or liquidator of Borrower or any of its property, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

     Upon the occurrence of any Event of Default, then the entire unpaid principal sum under this Floating Rate Note plus all interest accrued thereon plus all other sums due and payable to Lender shall, at the option of Lender, become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, all of which are hereby expressly waived by Borrower. In addition to the foregoing, upon the occurrence of any Event of Default, Lender may forthwith exercise singly, concurrently, successively or otherwise any and all rights and remedies available to Lender by law, equity, statute or otherwise. Borrower hereby waives presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, and any and all other notices in connection with any default in the payment of, or any enforcement of the payment of, all amounts due under this Floating Rate Note. To the extent permitted by law, Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. Borrower further waives and releases all errors, defects and imperfections in any proceedings instituted by Lender.

     Following the occurrence of any Event of Default, Borrower shall pay upon demand all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in the exercise of any of its rights, remedies or powers under this Floating Rate Note with respect to such Event of Default, and any amount thereof not paid promptly following demand therefor shall be added to the principal sum under this Floating Rate Note and shall bear interest at the rate set forth herein, plus two percent (2%), from the date of such demand until paid in full.

     In the event that for any reason one or more of the provisions of this Floating Rate Note or their application to any entity or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Floating Rate Note, but this Floating Rate Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      Borrower covenants that it will not consolidate with, or merge into, or be merged into, or transfer all or substantially all of its properties and assets to, any person unless the person is a general partnership or corporation; such general partnership or corporation assumes all the obligations of Borrower under this Floating Rate Note; and after giving effect thereto, no Event of Default or event which, after notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing. Following such a merger or transfer, the surviving or transferee general partnership or corporation shall be the successor Borrower, and the predecessor Borrower shall be relieved of all obligations under this Floating Rate Note. Failure by Borrower to observe and perform this covenant shall be an immediate Event of Default under this Floating Rate Note.

     Lender may sell or assign all or a portion of its rights and obligations under this Fixed Rate Note to any member of the Lender Affiliated Group with the prior consent of the Borrower (such consent not to be unreasonably withheld).

     Borrower and Lender agree that as of the Effective Date:

(a)	This Floating Rate Note shall be in full force and effect;

(b)	All amounts previously borrowed by the Borrower Affiliate Group under that certain that certain Promissory Note dated October 8, 1999 originally made by GTE Consumer Services Incorporated in favor of GTE Corporation and sold by GTE Corporation to Lender as of November 29, 2002 in the original principal amount of $2,474,153,219.92 shall be deemed to have been subsumed by this Floating Rate Note and shall be due and owing under the terms of this Floating Rate Note and Lender hereby consents to the change of obligor from GTE Consumer Services Incorporated to Cellco Partnership;

(c)	The Promissory Note dated October 8, 1999 originally made by GTE Consumer Services Incorporated in favor of GTE shall be cancelled and deemed to be of no further force and effect; and

(d)	Borrower shall provide Lender with a copy of a resolution of the Board of Representatives of Borrower authorizing the Borrower to execute and deliver this Floating Rate Note as of the Effective Date.

     All notices and other communications provided for or given or made under this Floating Rate Note shall be personally delivered or sent by overnight carrier or by facsimile transmission, and, if to Lender, addressed to 3900 Washington Street, Wilmington, Delaware 19802, Attention: President (facsimile 302-761-4245 or 302-761-4229), and if to Borrower, addressed to 180 Washington Valley Road, Bedminster, New Jersey 07921, Attention: Vice President and Chief Financial Officer (facsimile 908-306-7712), or to such other address or facsimile number with respect to either party as such party shall notify the other in writing from time to time. All notices and other communications so given shall be deemed to be effective upon receipt.

      This Floating Rate Note inures to the benefit of Lender and binds Borrower, and their respective successor and assigns, and the words “Lender” and “Borrower” whenever occurring herein shall be deemed and construed to include such respective successors and assigns. This Floating Rate Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, Borrower, with full power and authority to do so, has executed this Floating Rate Note the day and year first written above.

CELLCO PARTNERSHIP

By:	/s/ John Townsend

	Name:	John Townsend
	Title:	VP and CFO

Accepted and agreed to as of the day and year first above written.

VERIZON GLOBAL FUNDING CORP.

By:	/s/ Janet M. Garrity

	Name:	Janet M. Garrity
	Title:	President and Treasurer